                                  AMENDMENT TO
                     RESTATED AGREEMENT AND PLAN OF MERGER


     AGREEMENT made effective as of February 14, 1997, by and between THL Transaction I Corp. ("THL I") and Syratech Corporation (the "Company").


     WHEREAS, the undersigned entered into the Restated Agreement and Plan of Merger dated November 27, 1996, effective as of October 23, 1996 (the "Agreement");

     WHEREAS, on December 31, 1996 the Company, THL I and Leonard Florence entered into separate agreements with each of Alan Kanter, Melvin L. Levine and
E. Merle Randolph (each an "Executive Party") pursuant to which (i) Mr. Florence agreed to contribute to the Company (a) on December 31, 1996, 31,812 shares of Syratech Common Stock, (b) on January 14, 1997, 31,884 shares of Syratech Common Stock and (c) on January 14, 1998, the largest number of whole shares of Syratech Common Stock as shall have an aggregate value of approximately $99,991 and (ii) on each of the dates of contribution of such shares of Syratech Common Stock by Mr. Florence to the Company, such shares were to be canceled and the Company was to issue to each Executive Party, as compensation, that number of shares of Syratech Common Stock that would be equal to the Executive Party's pro rata share of the number of shares of Syratech Common Stock contributed to the Company on such date by Mr. Florence;

     WHEREAS, Section 2.1(c)(ii) of the Agreement provides that Mr. Florence shall be entitled to retain 714,400 shares of fully paid and nonassessable shares of Syratech Common Stock following the Merger;

     WHEREAS, Section 7.2(e) of the Agreement provides that the Company shall enter into financing arrangements at the Closing pursuant to commitment letters attached thereto as Schedule 7.2(e), or such other financing arrangements as the Company and THL I agree, which arrangements are not materially more onerous; and

     WHEREAS, Section 8.3 of the Agreement provides that the Agreement may be amended by the parties at any time before any required approval of matters presented in connection with the merger by the stockholders of the Company by an instrument in writing signed on behalf of each of the parties.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises contained herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agree as follows:

     1. Section 2.1(a) shall be deleted in its entirety and shall be replaced by the following:


          "(a) Capital Stock of THL I. The shares of Common Stock of THL I issued and outstanding immediately prior to the Effective Time shall be converted into such aggregate number of shares of Company Common Stock as equals 3,131,780 less the aggregate number of shares of Company Common Stock (not to exceed 781,250) retained by existing stockholders of the Company (other than Management Stockholders) pursuant to Section 2.1(c)(ii) and Section 2.2 and 2.3. The shares of Preferred Stock of THL I issued and outstanding immediately prior to the Effective Time shall be converted into the same number of shares of Series A Preferred Stock of the Company.


     2. Section 2.1(c)(ii) shall be deleted in its entirety and shall be replaced by the following:

          "(ii) (x) for 528,472 shares of Company Common Stock held by Mr. Leonard Florence, be entitled to retain the same number of fully paid and nonassessable shares of Company Common Stock ("Florence Rollover Shares"), for 35,232 shares of Company Common Stock held by Mr. Florence, such 35,232 shares be contributed to the capital of the Company simultaneously with the Merger, and for each other share of Company Common Stock held by Mr. Florence, the right to receive in cash from the Company following the Merger, $28.00 per share and (y) for an aggregate of 123,766 shares of Company Common Stock held by other members of Management (a "member of Management" shall be any person who is listed as an executive officer of the Company in the Company's 1996 Proxy Statement) of the Company as set forth in Schedule 2.1 hereto, be entitled to retain the same number of fully paid and nonassessable shares of Company Common Stock (such 123,766 shares of Company Common Stock to be retained by members of Management are referred to herein as the "Management Rollover Shares"); and"

     3. Section 2.2(a) shall be deleted in its entirety and shall be replaced by the following:

          "2.2 Company Common Stock Elections. (a) Each person who, on or prior to the Election Date referred to in Section 2.2(c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to up to 35% of such holder's shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth."

     4. Section 2.3 shall be deleted in its entirety and shall be replaced by the following:

        "2.3  Proration.


     (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock (other than Florence Rollover Shares and Management Rollover Shares) which shall be entitled to retain Company Common Stock at the Effective Time of the Merger shall not exceed 868,250.



     (b) If the number of Electing Shares exceeds 868,250, then each Electing Share shall be entitled to retain Non-Cash Election Shares or shall be converted into the right to receive cash in accordance with the terms of Section 2.1(e) in the following manner:



          (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing 868,250 by the total number of Electing Shares.


          (ii) The number of Electing Shares covered by each Non-Cash Election which are entitled to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election, rounded down to the nearest whole number.

          (iii) All Electing Shares, other than those shares which are entitled to retain Non-Cash Election Shares in accordance with Section 2.3(b)(ii), shall be converted into cash (on a consistent basis among shareholders who made the election referred to in Section 2.1(c)(i), pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 2.1(c)(iii).


     (c) If the number of Electing Shares is less than 868,250 then all Electing Shares shall be entitled to retain Company Common Stock in accordance with the terms of Section 2.1(c)(i)."


     5. Section 6.3(f)(ii) shall be deleted in its entirety and shall be replaced with the following:


          "(ii) Subject to the Company having received the proceeds of the financing described in Section 7.2(e) on terms satisfactory to THL I, THL I at closing will be capitalized with an equity contribution of (a) up to $18,000,000 of preferred stock and (b) $100,216,960 of common stock, less the product of (x) $32.00 and (y) the aggregate number of shares retained by stockholders (not to exceed 781,250) other than Management Stockholders). THL I will be under no obligation pursuant to the preceding sentence unless and until the Company receives the proceeds of the financing described in Section 7.2(e), or such other financings as may be contemplated by Section 7.2(e), on terms consistent with the commitment letters referenced in Section 7.2(e). In addition, THL I will be under no obligation under any circumstances to be capitalized with equity of more than $18,000,000 preferred stock and $100,216,960 common stock. In no event shall it be required that THL I be capitalized with such amounts of equity prior to the Closing."


     6. Attached hereto as Schedule 7.2(e) are commitment letters to provide financing for the Merger (the "Commitment Letters"), which the parties agree are not materially more onerous than those attached as Schedule 7.2(e) to the Agreement. The Commitment Letters replace any and all commitment letters to provide financing for the Merger attached as Schedule 7.2(e) to the Agreement. The Company hereby agrees that, upon consummation of the Merger, it shall assume any and all obligations of THL I pursuant to the terms of the Commitment Letters.

     7. Exhibit A to the Agreement shall be deleted in its entirety and shall be replaced by Exhibit A attached hereto.

     8. Except as expressly set forth above, the parties ratify and confirm all other terms of the Agreement, which remain in full force and effect as of the date hereof.

                  [Remainder of Page Left Intentionally Blank]

     IN WITNESS WHEREOF, the parties below have caused this Agreement to be duly executed by persons duly authorized, all as of the date first written above.

                                          THL TRANSACTION I CORP.


                                          By: /s/ SCOTT A. SCHOEN

                                            ------------------------------------

                                          Name: Scott A. Schoen


                                          Title: President


                                          SYRATECH CORPORATION


                                          By: /s/ FAYE A. FLORENCE


                                            ------------------------------------
                                          Name: Faye A. Florence
                                          Title: Vice President and General
                                          Counsel

EXECUTED BY THE UNDERSIGNED
SOLELY FOR THE PURPOSES OF REAFFIRMING HIS OBLIGATION UNDER
SECTION 2.1(c)(ii) OF THE AGREEMENT


/s/ LEONARD FLORENCE

---------------------------------------------------------
Leonard Florence

                                  SCHEDULE 2.1


                MANAGEMENT ROLLOVER SHARES
                Mr. Alan Kanter..............................    48,232 shares
                Mr. Melvin Levine............................    41,132 shares
                Mr. E. Merle Randolph........................    30,875 shares
                Ms. Faye A. Florence.........................     3,527 shares
                                                                --------------
                          TOTAL:.............................   123,766 shares